 Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Document Security Systems, Inc.

(Exact name of registrant as specified in its charter)

New York	16-1229730
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

First Federal Plaza, Suite 1525

28 East Main Street

Rochester, NY 14614

(Address of principal executive offices) (Zip Code)

Document Security Systems, Inc. 2013

Employee, Director and Consultant

Equity Incentive Plan

(Full title of the plan)

Jeffrey Ronaldi
Chief Executive Officer
Document Security Systems, Inc.
First Federal Plaza
28 East Main Street, Suite 1525
Rochester, New York 14614
Telephone: (585) 325-3610

(Name, address, including zip code, and telephone number

 Including area code, of agent for service)

Copies to:

Sichenzia Ross Friedman Ference LLP

Gregory Sichenzia, Esq.

61 Broadway, 32nd Fl.

New York, NY 10006

212-930-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☑

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CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.02 par value	6,000,000(2)	$1.445(3)	$8,670,000	$1,182.59
TOTAL	6,000,000	--	$8,670,000	$1,182.59

(1)	The provisions of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends, or similar transactions. Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the plans described herein as the result of any future stock split, stock dividend, or similar adjustment of Registrant’s outstanding common stock.

(2)	Represents 6,000,000 shares of Common Stock that are eligible for granting under the Document Security Systems, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee. The fee is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act upon the basis of the average of the high and low prices for shares of common stock of the Registrant as reported on NYSE MKT on August 27, 2013.

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EXPLANATORY STATEMENT

This registration statement on Form S-8 (the “Registration Statement”) relates to 6,000,000 shares of the common stock of Document Security Systems, Inc. (the “Registrant,” the “Company,” “we,” “us” or “our”), $0.02 par value per share (the “Common Stock”), which are issuable pursuant to, or upon exercise of, options that may be granted under the Document Security Systems, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan (the “Plan”).  Under the Plan, a total of 6,000,000 shares of Common Stock have been reserved for issuance upon the grant and exercise of options to “Employees” (defined under the Plan as any employee of the Company or of an Affiliate, including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate, designated by the Administrator to be eligible under the Plan), and/or to non-“Employee” Consultants as the administrator of the Plan shall elect.

This Registration Statement also includes a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3, which may be utilized for reofferings and resales on a continuous or a delayed basis in the future related to the following:

•	2,150,000 shares of common stock (the “Shares”) which are issuable upon exercise of options that have been granted under the Plan, with respect to which the reoffer prospectus relates are being registered for reoffers and resales by certain stockholders listed (the “Selling Stockholders”), who are our officers and directors and may be deemed to be our “affiliates”, as defined in Rule 405 of the Securities Act. The Selling Stockholders may acquire the Shares upon exercise of options granted under the Plan. We do not know whether any of such Selling Stockholders will use this reoffer prospectus in connection with the offer or sale of the Shares, or, if this reoffer prospectus is so used, how many shares of Common Stock will be offered or sold. Such Selling Stockholders may resell all, a portion, or none of the shares that they may acquire pursuant to the Plan.

The reoffer prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC” or the “Commission”).  Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to herein are not necessarily complete.  With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plan, as specified in Rule 428(b)(1)(i) promulgated by the Commission under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Jeffrey D’Angelo, VP and General Counsel

Document Security Systems, Inc.

First Federal Plaza, Suite 1525

28 East Main Street

Rochester, NY 14614

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REOFFER PROSPECTUS

2,150,000 shares

of

Common Stock

This Reoffer Prospectus (the “Prospectus”) relates to 2,150,000 shares of our common stock, $0.02 par value per share (the “Common Stock”) for resale from time to time by certain stockholders (the “Selling Stockholders”) of the Company named herein or by prospectus supplement for their own account and on a continuous or delayed basis, to the public without restriction.  Each Selling Stockholder that sells shares of our Common Stock pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act.  Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders identified herein will acquire the shares pursuant to options granted under our Plan and may resell all, a portion, or none of the shares of Common Stock from time to time.

You should carefully read this Prospectus together with the documents we incorporate by reference before you invest in our Common Stock.

Our Common Stock is traded on the NYSE MKT under the symbol “DSS”. On August 27, 2013, the closing price of our Common Stock was $1.42.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” DETAILED BEGINNING ON PAGES 5 OF THIS PROSPECTUS BEFORE INVESTING.

You should rely only on the information contained in or incorporated by reference in this Prospectus. We have not, and the Selling Stockholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Document Security Services, Inc., or the shares of Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it. The Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this Prospectus is accurate only as of the date on the front cover of this Prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This Prospectus is not an offer to sell any securities other than the shares of Common Stock offered hereby. This Prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 28, 2013

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TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this Prospectus.

We encourage you read the entire Prospectus.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this Prospectus, the words "anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our latest Annual Report which is incorporated by reference herein. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this Prospectus. Subject at all times to relevant securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SUMMARY

General

This summary highlights selected information about us, but may not contain all information that may be important to you. The following summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this Prospectus. Before making your investment decision, you should carefully read this entire Prospectus, any applicable Prospectus supplement, and the documents referred to in the following sections “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”.

As used in this Prospectus, references to “the Company”, “we”, “our”, “ours” and “us” refer to Document Security Systems, Inc. and consolidated subsidiaries, unless otherwise indicated. References to “DSS” refer to Document Security Systems, Inc. In addition, references to our “financial statements” are to our consolidated financial statements except as the context otherwise requires.

We prepare our financial statements in United States dollars and in accordance with generally accepted accounting principles as applied in the United States, referred to as U.S. GAAP. In this Prospectus, references to “$” and “dollars” are to United States dollars.

Overview

We were formed in New York in 1984 and, in 2002, chose to strategically focus on becoming a developer and marketer of secure technologies. We specialize in fraud and counterfeit protection for all forms of printed documents and digital information. The Company holds numerous patents for optical deterrent technologies that provide protection of printed information from unauthorized scanning and copying. We operate three production facilities, a security and commercial printing facility, a packaging facility and a plastic card facility- where we produce secure and non-secure documents for our customers. We license our anti-counterfeiting technologies to printers and brand-owners. In addition, we have a digital division which provides cloud computing services for its customers, including disaster recovery, back-up and data security services.

Prior to 2006, the Company’s primary revenue source in its document security division was derived from the licensing of its technology. In 2006, the Company began a series of acquisitions designed to expand its ability to produce its products for end-user customers. In 2006, we acquired Plastic Printing Professionals, Inc. (“P3”), a privately held plastic cards manufacturer located in the San Francisco, California area. P3 is also referred to herein as the DSS Plastics Group. In 2008, we acquired substantially all of the assets of DPI of Rochester, LLC, a privately held commercial printer located in Rochester, New York, referred to herein as “Secuprint” or “DSS Printing Group”. In 2010, the Company acquired Premier Packaging Corporation (“Premier Packaging”), a privately held packaging company located in the Rochester New York area. Premier Packaging is also referred to herein as the DSS Packaging Group. In May 2011, we acquired all of the capital stock of ExtraDev, Inc. (“ExtraDev”), a privately held information technology and cloud computing company located in the Rochester, New York area. ExtraDev is also referred to herein as DSS Digital Group.

In October 2012, the Company introduced AuthentiGuard®, an iPhone application for authentication, targeted to major pharmaceutical and other companies worldwide. The application is a cloud-enabled solution that permits efficient and cost effective authentication for packaging, documents and credentials. The solution embeds customizable, covert AuthentiGuard® Prism technology that resists duplication on copiers and scanners in a product's packaging. Product verification using the iPhone application creates real-time, accurate authentication results for brand owners that can be integrated into existing information systems.

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The Company does business in four operating segments as follows:

DSS Printing Group — Provides secure and commercial printing services for end-user customers along with technical support for the Company’s technology licensees. The division produces a wide array of printed materials such as security paper, vital records, prescription paper, birth certificates, receipts, manuals, identification materials, entertainment tickets, secure coupons, parts tracking forms, brochures, direct mailing pieces, catalogs, business cards, etc. The division also provides the basis of research and development for the Company’s security printing technologies.

DSS Plastics Group — Manufactures laminated and surface printed cards which can include magnetic stripes, bar codes, holograms, signature panels, invisible ink, micro fine printing, guilloche patterns, Biometric, Radio Frequency Identification (RFID) and watermarks for printed plastic documents such as ID cards, event badges, and driver’s licenses.

DSS Packaging Group — Produces custom paperboard packaging serving clients in the pharmaceutical, beverage, photo packaging, toy, specialty foods and direct marketing industries, among others. The division incorporates our security technologies into printed packaging to help companies prevent or deter brand and product counterfeiting.

DSS Digital Group — Provides data center centric solutions to businesses and governments delivered via the “cloud”. This division developed the Company’s iPhone based application that integrates some of the Company’s traditional optical deterrent technologies into proprietary digital data security based solutions for brand protection and product diversion prevention.

Completion of Merger with DSS Technology Management, Inc.

On July 1, 2013 (the “Closing Date”), DSSIP, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of DSS merged with and into DSS Technology Management., Inc. (f/k/a Lexington Technology Group, Inc.), a Delaware corporation (“DSSTM”), pursuant to the terms and conditions of the previously announced Agreement and Plan of Merger, dated as of October 1, 2012 (as amended, the “Merger Agreement”), by and among the Company, DSSTM, Merger Sub and Hudson Bay Master Fund Ltd. (“Hudson Bay”), as representative of DSSTM’s stockholders (the “Merger”). Effective on July 1, 2013, as a result of the Merger, DSSTM became a wholly-owned subsidiary of DSS. In connection with the Merger, the Company issued on the Closing Date, its securities to DSSTM’s stockholders in exchange for the capital stock owned by DSSTM’s stockholders, as follows (the “Merger Consideration”): (i) an aggregate of 16,558,387 shares of the Company’s common stock, par value $0.02 per share (the “Common Stock”) (which includes 2,500,000 Additional Shares and 240,559 Exchanged Shares, as such terms are defined in the Merger Agreement); (ii) 7,100,000 shares of the Company’s Common Stock to be held in escrow pursuant to an escrow agreement, dated July 1, 2013, entered into by and among the Company, Hudson Bay and American Stock Transfer & Trust Company, LLC, as escrow agent (the “Escrow Agreement”); (iii) warrants to purchase up to an aggregate of 4,859,894 shares of the Company’s Common Stock, at an exercise price of $4.80 per share and expiring on July 1, 2018; and (iv) warrants to purchase up to an aggregate of 3,432,170 shares of the Company’s Common Stock, at an exercise price of $0.02 per share and expiring on July 1, 2023 (the “$.02 Warrants”), to DSSTM’s preferred stockholders that would beneficially own more than 9.99% of the shares of the Company’s Common Stock as a result of the Merger (the “Beneficial Ownership Condition”). In addition, the Company assumed options to purchase an aggregate of 2,000,000 shares of the Company’s Common Stock at an exercise price of $3.00 per share, in exchange for 3,600,000 outstanding and unexercised stock options to purchase shares of DSSTM’s common stock. In addition, the Company issued an aggregate of 786,678 shares of Common Stock to Palladium Capital Advisors, LLC as compensation for their services in connection with the transactions contemplated by the Merger Agreement. Of those shares issued to Palladium Capital Advisors, LLC, 400,000 shall be held in escrow pursuant to the same terms and conditions as those set forth in the Escrow Agreement.

As a result of the consummation of the Merger, as of the Closing Date, the former stockholders of DSSTM own approximately 51% of the outstanding common stock of the combined company and the stockholders of the Company prior to the completion of the Merger own approximately 49% of the outstanding common stock of the combined company.

Pursuant to the Escrow Agreement, the shares of the Company’s Common Stock deposited in the escrow account will be released to the holders of the DSSTM common stock (pro rata on a fully-diluted basis as of the effective time of the Merger) if and when the closing price per share of the Company’s Common Stock exceeds $5.00 per share (as adjusted for stock splits, stock dividends and similar events) for 40 trading days within a continuous 90 trading day period following the closing of the Merger. If within one year following the closing of the Merger, such threshold is not achieved, the shares of the Company’s Common Stock held in escrow shall be cancelled and returned to the treasury of the Company. DSSTM stockholders will have voting rights with respect to the Company’s shares owned by such stockholders and held in escrow for one year following the closing of the Merger even though such shares may be cancelled and returned to the treasury of the Company if the condition for release of the shares held in escrow is not met.

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If after one year, the shares held in escrow are cancelled because the conditions discussed above were not met, the former stockholders of DSSTM are expected to own approximately 45% of the outstanding common stock of the combined company and the stockholders of the Company prior to the completion of the Merger are expected to own approximately 55% of the outstanding common stock of the combined company (without taking into account any shares of the Company’s Common Stock held by DSSTM’s stockholders prior to the completion of the Merger, and excluding the exercise of any options and warrants).

The transaction will be accounted for as a business combination in accordance with the Business Combination Topic of the FASB ASC 805. Under the guidance, the assets and liabilities of the acquired business, DSSTM, are recorded at their fair value at the date of acquisition. The excess of the purchase price over the estimated fair values is recorded as goodwill, if any. If the fair value of the assets acquired exceeds the purchase price and the liabilities assumed, then a gain on acquisition is recorded. As of the date of this Prospectus, the accounting for the business combination is incomplete.

DSSTM is a private intellectual property monetization company that recently acquired a patent portfolio of six patents and four pending patent applications relating to technology invented by Thomas Bascom (the “Bascom Portfolio”) and invested in VirtualAgility, a developer of user-friendly programming platforms that facilitate the creation of sophisticated business applications without programming or coding. DSSTM is focused on the economic benefits of intellectual property assets through acquiring or internally developing patents or other intellectual property assets (or interests therein) and then monetizing such assets through a variety of value enhancing initiatives, including, but not limited to:

·	licensing
·	customized technology solutions (such as applications for medical electronic health records),
·	strategic partnerships, and
·	litigation.

Our Corporate Information

We are headquartered in Rochester, New York and were incorporated in New York in 1984. Our principal offices are located at 28 East Main Street, Suite 1525, Rochester, New York 14614 and our telephone number is (585) 325-3610. Our principal website is www.dsssecure.com. The information on or that can be accessed through our website is not part of this Prospectus.

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ABOUT THIS OFFERING

Shares of Common Stock, $0.02 par value per share, offered by the Selling Stockholders:	2,150,000 shares
Shares of Common Stock, $0.02 par value per share, outstanding prior to this offering:	48,678,006 shares as of August 27, 2013
Shares of Common Stock, $0.02 par value per share, outstanding after this offering:	50,828,006 shares (1)
Use of proceeds:	We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders identified in this Prospectus. The Selling Stockholders will receive all net proceeds from the sale of the shares of our Common Stock offered by this Prospectus. However, we may receive proceeds from the exercise of the options granted under the Plan if and to the extent that any such options are exercised by the Selling Stockholders identified herein.
Risk Factors:	An investment in our Common Stock is subject to significant risks. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 12 as well as other information set forth in this Prospectus, including our financial statements and related notes.
Dividend policy:	We have not paid any cash dividends on our Common Stock during the last three fiscal years, and we do not anticipate the declaration or payment of any dividends at any time in the foreseeable future.
NYSE MKT Symbol	DSS

(1)	Assumes the exercise of the options and sale of the Shares offered by the Selling Stockholders in this Prospectus.

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RISK FACTORS

You should carefully consider the risks described below before buying Common Stock offered in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our Common Stock could decline and you might lose all or part of your investment. We have had operating losses from time to time and cannot assure that we will be profitable in the foreseeable future. We make various statements in this section which constitute “forward-looking” statements under Section 27A of the Securities Act.

We have identified the following additional risks and uncertainties that may have a material adverse effect on our business, financial condition or results of operations in the future.    References to the “combined company” made in this registration statement relate to the recent business combination of DSS and DSSTM, whereby DSSTM became a wholly-owned subsidiary of DSS effective on July 1, 2013. Our business faces significant risks, and the risks described below may not be the only risks we face.  Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.  If any of these risks occur, our business, results of operations or financial condition could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

The failure to integrate successfully the businesses of DSS and DSSTM in the expected timeframe could adversely affect the combined company’s future results.

The success of the recently closed Merger will depend, in large part, on the ability of the combined company to realize the anticipated benefits from combining the businesses of DSS and DSSTM.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the Merger.

Potential difficulties that may be encountered in the integration process include the following:

•	using the combined company’s cash and other assets efficiently to develop the business of the combined company;

•	appropriately managing the liabilities of the combined company;

•	potential unknown or currently unquantifiable liabilities associated with the Merger and the operations of the combined company;

•	potential unknown and unforeseen expenses, delays or regulatory conditions associated with the Merger; and

•	performance shortfalls resulting from diversion of management’s attention to the task of efficiently integrating the companies’ operations.

DSS may not realize the potential value and benefits created by the Merger.

The success of the Merger will depend, in part, on DSS’s ability to realize the expected potential value and benefits created from integrating DSS’s existing business with DSSTM’s business, which includes the maximization of the economic benefits of the combined company’s intellectual property portfolio. The integration process may be complex, costly, and time-consuming. The difficulties of integrating the operations of DSSTM’s business could include, among others:

•	failure to effectively implement the business plan for the combined business;

•	unanticipated issues in integrating the business of both companies;

•	potential lost sales and customers if any customer of DSS decides not to do business with DSS after the Merger;

•	loss of key employees with knowledge of DSS’s historical business and operations;

•	unanticipated changes in applicable laws and regulations; and

•	other unanticipated issues, expenses, or liabilities that could impact, among other things, DSS’s ability to realize any expected benefits on a timely basis, or at all.

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DSS may not accomplish the integration of DSSTM’s business smoothly, successfully, or within the anticipated costs or time frame. The diversion of the attention of management from DSS’s current operations to the integration effort and any difficulties encountered in combining businesses could prevent DSS from realizing the full expected potential value and benefits to result from the Merger and could adversely affect its business. In addition, the integration efforts could divert the focus and resources of the management of DSS and DSSTM from other strategic opportunities and operational matters during the integration process.

If the Merger does not qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code (the “Code”), the stockholders of DSSTM may be required to pay substantial United States federal income taxes as a result of the Merger.

DSS and DSSTM intend that the Merger will qualify as a “reorganization” under Section 368(a) of the Code. DSS and DSSTM currently anticipate that the United States holders of shares of DSSTM capital stock generally should not recognize taxable gain or loss as a result of the Merger. However, neither DSS nor DSSTM has requested, or intends to request, a ruling from the IRS with respect to the tax consequences of the Merger, and there can be no assurance that the companies’ position would be sustained if challenged by the IRS. Accordingly, if there is a final determination that the Merger does not qualify as a “reorganization” under Section 368(a) of the Code and is taxable for United States federal income tax purposes, DSSTM stockholders generally would recognize taxable gain or loss on their receipt of equity securities of DSS in connection with the Merger equal to the difference between such stockholder’s adjusted tax basis in their shares of DSSTM capital stock and the fair market value of the equity securities of DSS.

The combined company will be dependent on certain key personnel, and the loss of these key personnel could have a material adverse effect on the combined company’s business, financial conditions and results of operations.

The success and future prospects of the combined company largely depend on the skills, experience and efforts of its key personnel, including Jeffrey Ronaldi, Peter Hardigan and Robert Bzdick. The loss of Messrs. Ronaldi, Hardigan and/or Bzdick, or other executives and managers of the combined company, or the combined company’s failure to retain other key personnel, could jeopardize the combined company’s ability to execute its strategic plan and materially harm its business.

The Merger resulted in changes to the DSS board of directors and the combined company may pursue different strategies than either DSS or DSSTM may have pursued independently.

The board of directors of DSS following the Merger consists of eight (8) directors, four designated by DSSTM and four designated by DSS. Currently, it is anticipated that the combined company will maximize the economic benefits of its intellectual property portfolio, add significant talent in technological innovation and potentially enhance its opportunities for revenue generation through the monetization of the combined company’s assets. However, because the composition of the board of directors of the combined company will consist of directors from both DSS and DSSTM, the combined company may determine to pursue certain business strategies that neither DSS nor DSSTM would have pursued independently.

The success of the combined company will depend in part on relationships with third parties, which relationships may be affected by third-party preferences or public attitudes about the Merger. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition, or results of operations.

The combined company’s success will be dependent on its ability to maintain and renew the business relationships of both DSS and DSSTM and to establish new business relationships. There can be no assurance that the management of the combined company will be able to maintain such business relationships, or enter into or maintain new business contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on the business, financial condition, or results of operations of the combined company.

Future results of the combined company may differ materially from the unaudited pro forma financial statements presented in the Company’s proxy statement/prospectus and the financial forecasts prepared by DSS and DSSTM in connection with discussions concerning the Merger.

The future results of the combined company may be materially different from those shown in the unaudited pro forma combined financial statements presented in the proxy statement/prospectus filed by the Company with the SEC, which show only a combination of the historical results of DSS and DSSTM, prepared by DSS and DSSTM in connection with the Merger. DSS expects to incur significant costs associated with combining the operations of the two companies. The exact magnitude of these costs are not yet known, but are estimated to be approximately $1,000,000. Furthermore, these costs may decrease the capital that the combined company could use for continued development of the combined company’s business in the future or may cause the combined company to seek to raise new capital sooner than expected.

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The combined company may require additional capital to support its present business plan and its anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect the combined company’s ability to operate.

DSS believes that the Bascom intellectual property will significantly augment the scope and value of DSS’s litigation and licensing business without impacting its current operations or resource allocation plan.

The Bascom Portfolio will expand upon DSS’s licensing potential and ability to compete within its current areas of commercial focus. DSS’s primary commercial focus is to develop integrated security solutions for authentication and brand protection that incorporate DSS’s proprietary print and digital technologies such as its suite of AuthentiGuard patents, the DSS Digital Group’s cloud computing platform and intellectual property, and customized software that delivers digital security solutions via standard handheld devices (such as the apple iPhone) and the cloud. DSS anticipates that this commercial focus will benefit from the integration of technical “know-how” from Thomas Bascom, the President and Chief Technology Officer of Bascom Research, as well as from the ability to use the current Bascom Portfolio and any potential new derivative technologies that may be co-developed and licensed. DSS initially will be the only competitor in the marketplace that is a licensee of the Bascom Portfolio, which may lead to additional licensing opportunities for DSS with customers or competitors.

The Bascom Research intellectual property licensing program provides a significant new potential income stream for DSS’s litigation and licensing business that will be funded by DSSTM, and as such, will not alter the current resource allocation for DSS’s existing litigation and licensing business. DSSTM has delivered approximately $6.5 million in capital (net of transaction fees) in connection with the Merger, which will be used in part to fund the Bascom Research licensing effort. We do not expect that DSS capital resources will initially be used for Bascom Research, and the Bascom Research effort will not initially divert other DSS resources aside from requiring some oversight by the current DSS General Counsel, who will be involved in all ongoing litigation and licensing matters for the combined company.

The combined company may require additional funds to further develop its business plan. Based on current operating plans of DSS and DSSTM, the current resources of the combined company are expected to be sufficient to fund its planned operations into the fourth quarter of 2014. Since it is impossible to predict the timing and amount of any recovery, if any, resulting from the DSSTM litigation, we anticipate that we will need to raise additional funds through equity offerings in order to meet our liquidity requirements in the fourth quarter of 2014. However, if revenues of DSS do not meet expectations or if operating expenses exceed expectations, or a combination of both, then the combined company may require additional resources prior to the fourth quarter of 2014. Any such financing that DSS undertakes will likely be dilutive to DSS’s current stockholders.

The combined company intends to continue to make investments to support its business growth, including patent or other intellectual property asset creation. In addition, the combined company may also need additional funds to respond to business opportunities and challenges, including its ongoing operating expenses, protecting its assets, satisfying debt payment obligations, developing new lines of business and enhancing its operating infrastructure. While the combined company may need to seek additional funding for such purposes, it may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of the combined company’s financings may be dilutive to, or otherwise adversely affect, holders of its common stock. The combined company may also seek additional funds through arrangements with collaborators or other third parties. The combined company may not be able to negotiate any such arrangements on acceptable terms, if at all. If the combined company is unable to obtain additional funding on a timely basis, it may be required to curtail or terminate some or all of its business plans.

Risks Related to DSS’s Business

DSS is currently subject to the additional risks described below.

DSS has a history of losses.

DSS has a history of losses. In first six months of 2013 and for the fiscal years of 2012, 2011, and 2010, DSS incurred losses of approximately $3.1 million, $4.3 million, $3.2 million, and $3.5 million, respectively. DSS’s results of operations in the future will depend on many factors, but largely on DSS’s ability to successfully market DSS’s anti-counterfeiting products, technologies and services. DSS’s failure to achieve profitability in the future could adversely affect the trading price of its common stock and its ability to raise additional capital and, accordingly, its ability to continue to grow its business. There can be no assurance that DSS will succeed in addressing any or all of these risks, and the failure to do so could have a material adverse effect on DSS’s business, financial condition and operating results.

DSS has a significant amount of indebtedness, some of which is secured by its assets, and may be unable to satisfy its obligations to pay interest and principal thereon when due.

As of June 30, 2013, DSS has the following significant amounts of outstanding indebtedness:

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(i)	$648,000 convertible promissory note bearing interest at 10% per annum due in full on December 29, 2015, or convertible into up to 260,180 shares of DSS Common Stock, secured by the assets of DSS’s wholly-owned subsidiary, Secuprint. Interest is due quarterly.

(ii)	$500,000 due under a term loan with Citizens Bank which matures February 1, 2015 and is payable in monthly payments of $25,000 plus interest. Interest accrues at 1 Month LIBOR plus 3.75%. DSS subsequently entered into an interest rate swap agreement to lock into a 5.7% effective interest rate over the life of the term loan.

(iii)	Up to $1,000,000 in a revolving line of credit with Citizens Bank available for use by Premier Packaging, subject to certain limitations, payable in monthly installments of interest only. Interest accrues at 1 Month LIBOR plus 3.75%. As of June 30, 2013, there was approximately $70,000, net of the sweep account, outstanding on the line.

(iv)	$1,159,000 due under a promissory note with Citizens Bank used to purchase DSS’s packaging division facility. DSS is required to pay monthly installments of $7,658 plus interest until August 2021 at which time a balloon payment of the remaining principal balance of $919,677 is due. DSS subsequently entered into an interest rate swap agreement to lock into a 5.865% effective interest rate over the life of the term loan. The promissory note is secured by a first mortgage.

(v)	$850,000 promissory note bearing interest at 9% per annum due in full on May 24, 2014 secured by certain equipment and the assets of DSS’s wholly-owned subsidiary, Secuprint. Interest is due quarterly.

All of the Citizens Bank credit facilities are subject to various covenants including a fixed charge coverage ratio, tangible net worth and current ratio. The Citizens Bank obligations are secured by all of the assets of Premier Packaging and are also secured through cross guarantees by DSS and its other wholly-owned subsidiaries, P3 and Secuprint.

If DSS were to default on any of the above indebtedness, and the creditors were to foreclose on secured assets, this could have a material adverse effect on DSS’s business, financial condition and operating results.

If DSS is unable to adequately protect its intellectual property, its competitive advantage may disappear.

The success of DSS will be determined in part by its ability to obtain United States and foreign patent protection for its technology and to preserve its trade secrets. Because of the substantial length of time and expense associated with developing new document security technology, DSS places considerable importance on patent and trade secret protection. DSS intends to continue to rely primarily on a combination of patent protection, trade secrets, technical measures, copyright protection and nondisclosure agreements with its employees and customers to establish and protect the ideas, concepts and documentation of software and trade secrets developed by DSS. DSS’s ability to compete and the ability of its business to grow could suffer if these intellectual property rights are not adequately protected. There can be no assurance that DSS’s patent applications will result in patents being issued or that current or additional patents will afford protection against competitors. Failure of DSS’s patents, copyrights, trademarks and trade secret protection, non-disclosure agreements and other measures to provide protection of its technology and its intellectual property rights could enable DSS’s competitors to more effectively compete with it and have an adverse effect on DSS’s business, financial condition and results of operations. In addition, DSS’s trade secrets and proprietary know-how may otherwise become known or be independently discovered by others. No guarantee can be given that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to DSS’s proprietary technology.

In addition, DSS may be required to litigate in the future to enforce its intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on DSS’s business, financial condition or results of operations, and there can be no assurances of the success of any such litigation.

DSS may face intellectual property infringement or other claims against it, its customers or its intellectual property that could be costly to defend and result in its loss of significant rights.

Although DSS has received patents with respect to certain of its technologies, there can be no assurance that these patents will afford DSS any meaningful protection. Although DSS believes that its use of the technology and products it has developed and other trade secrets used in its operations do not infringe upon the rights of others, DSS’s use of the technology and trade secrets it developed may infringe upon the patents or intellectual property rights of others. In the event of infringement, DSS could, under certain circumstances, be required to obtain a license or modify aspects of the technology and trade secrets it developed or refrain from using the same. DSS may not have the necessary financial resources to defend an infringement claim made against it or be able to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on DSS and its financial condition. Moreover, if the patents, technology or trade secrets DSS developed or uses in its business are deemed to infringe upon the rights of others, DSS could, under certain circumstances, become liable for damages, which could have a material adverse effect on DSS and its financial condition. As DSS continues to market its products, DSS could encounter patent barriers that are not known today. A patent search may not disclose all related applications that are currently pending in the United States Patent Office, and there may be one or more such pending applications that would take precedence over any or all of DSS’s applications.

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Furthermore, third parties may assert that DSS’s intellectual property rights are invalid, which could result in significant expenditures by DSS to refute such assertions. If DSS becomes involved in litigation, DSS could lose its proprietary rights, be subject to damages and incur substantial unexpected operating expenses. Intellectual property litigation is expensive and time-consuming, even if the claims are subsequently proven unfounded, and could divert management’s attention from DSS’s business. If there is a successful claim of infringement, DSS may not be able to develop non-infringing technology or enter into royalty or license agreements on acceptable terms, if at all. If DSS is unsuccessful in defending claims that its intellectual property rights are invalid, DSS may not be able to enter into royalty or license agreements on acceptable terms, if at all. This could prohibit DSS from providing its products and services to customers, which could have a material adverse effect on DSS and its financial condition.

The value of DSS’s intangible assets may not be equal to their carrying values.

As of June 30, 2013, DSS had approximately $5.1 million of net intangible assets, including goodwill. DSS is required to evaluate the carrying value of such intangibles. Whenever events or changes in circumstances indicate that the carrying value of an intangible asset, including goodwill, may not be recoverable, DSS will have to determine whether there has been impairment by comparing the anticipated undiscounted cash flows (discounted cash flows for goodwill) from the operation and eventual disposition of the product line with its carrying value. If any of DSS’s intangible assets are deemed to be impaired then it will result in a significant reduction of the operating results in such period. No impairments were recognized during the six months ended June 30, 2013 and the year ended December 31, 2012.

Certain of DSS’s recently developed products are not yet commercially accepted and there can be no assurance that those products will be accepted, which would adversely affect DSS’s financial results.

Over the past several years, DSS has spent significant funds and time to create new products by applying its technologies onto media other than paper, including plastic and cardboard packaging, and delivery of DSS’s technologies digitally. DSS has had limited success to date in selling its products that are on cardboard packaging and those that are delivered digitally. DSS’s business plan for the remainder of 2013 and beyond includes plans to incur significant marketing, intellectual property development and sales costs for these newer products, particularly the digitally delivered products. If DSS is not able to sell these new products, its financial results will be adversely affected.

The results of DSS’s research and development efforts are uncertain and there can be no assurance of the commercial success of its products.

DSS believes that it will need to continue to incur research and development expenditures to remain competitive. The products DSS is currently developing or may develop in the future may not be technologically successful. In addition, the length of DSS’s product development cycle may be greater than it originally expected and DSS may experience delays in future product development. If DSS’s resulting products are not technologically successful, they may not achieve market acceptance or compete effectively with DSS’s competitors’ products.

Changes in document security technology and standards could render DSS’s applications and services obsolete.

The market for document security products, applications, and services is fast moving and evolving. Identification and authentication technology is constantly changing as DSS and its competitors introduce new products, applications, and services, and retire old ones as customer requirements quickly develop and change. In addition, the standards for document security are continuing to evolve. If any segments of DSS’s market adopt technologies or standards that are inconsistent with DSS’s applications and technology, sales to those market segments could decline, which could have a material adverse effect on DSS and its financial condition.

The market in which DSS operates is highly competitive, and DSS may not be able to compete effectively, especially against established industry competitors with greater market presence and financial resources.

DSS’s market is highly competitive and characterized by rapid technological change and product innovations. DSS competitors may have advantages over DSS because of their longer operating histories, more established products, greater name recognition, larger customer bases, and greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, and devote greater resources to the promotion and sale of their products. Competition may also force DSS to decrease the price of DSS’s products and services. DSS cannot assure you that it will be successful in developing and introducing new technology on a timely basis, new products with enhanced features, or that these products, if introduced, will enable DSS to establish selling prices and gross margins at profitable levels.

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DSS’s growth strategy depends, in part, on DSS acquiring complementary businesses and assets and expanding DSS’s existing operations to include manufacturing capabilities, which DSS may be unable to do.

DSS’s growth strategy is based, in part, on its ability to acquire businesses and assets that are complementary to its existing operations and expanding DSS’s operations to include manufacturing capabilities. DSS may also seek to acquire other businesses. The success of this acquisition strategy will depend, in part, on DSS’s ability to accomplish the following:

•	identify suitable businesses or assets to buy;

•	complete the purchase of those businesses on terms acceptable to DSS;

•	complete the acquisition in the time frame DSS expects; and

•	improve the results of operations of the businesses that DSS buys and successfully integrate their operations into DSS’s.

Although DSS has been able to make acquisitions in the past, there can be no assurance that DSS will be successful in pursuing any or all of these steps on future transactions. DSS’s failure to implement its acquisition strategy could have an adverse effect on other aspects of DSS’s business strategy and its business in general. DSS may not be able to find appropriate acquisition candidates, acquire those candidates that DSS finds or integrate acquired businesses effectively or profitably.

DSS has in the past used, and may continue to use, its common stock as payment for all or a portion of the purchase price for acquisitions. If DSS issues significant amounts of its common stock for such acquisitions, this could result in substantial dilution of the equity interests of DSS stockholders.

If DSS fails to retain certain of its key personnel and attract and retain additional qualified personnel, DSS might not be able to pursue its growth strategy.

DSS’s future success depends upon the continued service of certain of its executive officers and other key sales and research personnel who possess longstanding industry relationships and technical knowledge of DSS products and operations. Although DSS believes that its relationship with these individuals is positive, there can be no assurance that the services of these individuals will continue to be available to DSS in the future. There can be no assurance that these persons will agree to continue to be employed by DSS after the expiration dates of their current contracts.

If DSS does not successfully expand its sales force, it may be unable to increase its revenues.

DSS must expand the size of its marketing activities and sales force to increase revenues. DSS continues to evaluate various methods of expanding its marketing activities, including the use of outside marketing consultants and representatives and expanding its in-house marketing capabilities. If DSS is unable to hire or retain qualified sales personnel or if newly hired personnel fail to develop the necessary skills to be productive, or if they reach productivity more slowly than anticipated, DSS’s ability to increase its revenues and grow could be compromised. The challenge of attracting, training and retaining qualified candidates may make it difficult to meet DSS’s sales growth targets. Further, DSS may not generate sufficient sales to offset the increased expense resulting from expanding DSS’s sales force or DSS may be unable to manage a larger sales force.

Future growth in DSS’s business could make it difficult to manage DSS’s resources.

DSS’s anticipated business expansion could place a significant strain on its management, administrative and financial resources. Significant growth in DSS’s business may require it to implement additional operating, product development and financial controls, improve coordination among marketing, product development and finance functions, increase capital expenditures and hire additional personnel. There can be no assurance that DSS will be able to successfully manage any substantial expansion of its business, including attracting and retaining qualified personnel. Any failure to properly manage its future growth could negatively impact its business and operating results.

DSS cannot predict its future capital needs and DSS may not be able to secure additional financing.

DSS may need to raise additional funds in the future to fund its working capital needs, to fund more aggressive expansion of its business, to complete development, testing and marketing of its products and technologies, or to make strategic acquisitions or investments. DSS may require additional equity or debt financings, collaborative arrangements with corporate partners or funds from other sources for these purposes. No assurance can be given that necessary funds will be available for DSS to finance its development on acceptable terms, if at all. Furthermore, such additional financings may involve substantial dilution of DSS stockholders or may require that DSS relinquish rights to certain of its technologies or products. In addition, DSS may experience operational difficulties and delays due to working capital restrictions. If adequate funds are not available from operations or additional sources of financing, DSS may have to delay or scale back its growth plans.

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If DSS is unable to respond to regulatory or industry standards effectively, its growth and development could be delayed or limited.

DSS’s future success will depend in part on its ability to enhance and improve the functionality and features of its products and services in accordance with regulatory or industry standards. DSS’s ability to compete effectively will depend in part on its ability to influence and respond to emerging industry governmental standards in a timely and cost-effective manner. If DSS is unable to influence these or other standards or respond to these or other standards effectively, its growth and development of various products and services could be delayed or limited.

Changes in the laws and regulations to which DSS are subject may increase DSS’s costs.

DSS is subject to numerous laws and regulations, including, but not limited to, environmental and health and welfare benefit regulations, as well as those associated with being a public company. These rules and regulations may be changed by local, state, provincial, national or foreign governments or agencies. Such changes may result in significant increases in DSS’s compliance costs. Compliance with changes in rules and regulations could require increases to DSS’s workforce, and could result in increased costs for services, compensation and benefits, and investment in new or upgraded equipment.

Declines in general economic conditions or acts of war and terrorism may adversely impact DSS’s business.

Demand for printing services is typically correlated with general economic conditions. The recent declines in United States economic conditions have adversely impacted DSS’s business and results of operations, and may continue to do so for the foreseeable future. The overall business climate of DSS’s industry may also be impacted by domestic and foreign wars or acts of terrorism, which events may have sudden and unpredictable adverse impacts on demand for DSS’s products and services.

DSS has a large number of authorized but unissued shares of common stock, which DSS’s management may issue without further stockholder approval, thereby causing dilution of your holdings of DSS common stock.

As of July 1, 2013, after the Company’s merger with DSSTM, there were approximately 154 million authorized but unissued shares of DSS common stock. DSS management continues to have broad discretion to issue shares of its common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions, for anti-takeover purposes, and in other transactions, without obtaining stockholder approval, unless stockholder approval is required for a particular transaction under the rules of the NYSE MKT, state and federal law, or other applicable laws. If DSS’s board of directors determines to issue additional shares of DSS common stock from the large pool of authorized but unissued shares for any purpose in the future without obtaining stockholder approval, your ownership position would be diluted without your further ability to vote on such transaction.

The exercise of DSS’s outstanding options and warrants, vesting of restricted stock awards and conversion of debt securities may depress DSS’s stock price.

As of June 30, 2013 and 2012, there were up to 4,286,534 and 4,225,691, respectively, of shares potentially issuable under convertible debt agreements, options, warrants, restricted stock agreements and employment agreements that could potentially dilute basic earnings per share in the future. These shares were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive to the Company’s losses in the respective periods. On July 1, 2013, in connection with the Merger, the Company issued the following: (i) 16,558,387 shares of the Company’s common stock, (ii) 7,100,000 shares of the Company’s Common Stock to be held in escrow pursuant to an escrow agreement, dated July 1, 2013, (iii) warrants to purchase up to an aggregate of 4,859,894 shares of the Company’s Common Stock, at an exercise price of $4.80 per share and expiring on July 1, 2018, and (iv) warrants to purchase up to an aggregate of 3,432,170 shares of the Company’s Common Stock, at an exercise price of $0.02 per share and expiring on July 1, 2023. In addition, the Company assumed options to purchase an aggregate of 2,000,000 shares of the Company’s Common Stock at an exercise price of $3.00 per share, in exchange for 3,600,000 outstanding and unexercised stock options to purchase shares of DSSTM’s common stock. In addition, the Company issued an aggregate of 786,678 shares of Common Stock to Palladium Capital Advisors, LLC as compensation for their services in connection with the transactions contemplated by the Merger Agreement. Of those shares issued to Palladium Capital Advisors, LLC, 400,000 shall be held in escrow pursuant to the same terms and conditions as those set forth in the Escrow Agreement.

Sales of these securities in the public market, or the perception that future sales of these securities could occur, could have the effect of lowering the market price of DSS common stock below current levels and make it more difficult for DSS and DSS’s stockholders to sell DSS’s equity securities in the future.

Sale or the availability for sale of shares of common stock by stockholders could cause the market price of DSS common stock to decline and could impair DSS’s ability to raise capital through an offering of additional equity securities.

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DSS does not intend to pay cash dividends.

DSS does not intend to declare or pay cash dividends on its common stock in the foreseeable future. DSS anticipates that it will retain any earnings and other cash resources for investment in its business. The payment of dividends on DSS’s common stock is subject to the discretion of its board of directors and will depend on DSS’s operations, financial position, financial requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors that its board of directors deems relevant.

DSS has material weaknesses in its internal control over financial reporting structure, which, until remedied, may cause errors in its financial statements that could require restatements of its financial statements and investors may lose confidence in DSS’s reported financial information, which could lead to a decline in DSS’s stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires DSS to evaluate the effectiveness of its internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of DSS’s internal control over financial reporting in each Annual Report on Form 10-K.

DSS has identified two material weaknesses in its internal control over financial reporting in its annual assessment of internal controls over financial reporting that management performed for the year ended December 31, 2012. Those identified material weaknesses remain as of the date of this registration statement. Management has concluded that (i) DSS did not maintain a sufficient complement of qualified accounting personnel and controls associated with segregation of duties; and (ii) DSS lacks sufficient resources within the accounting department to have effective controls associated with identifying and accounting for complex and non-routine transactions in accordance with United States generally accepted accounting principles, and that the foregoing represented material weaknesses in its internal control over financial reporting. DSS is uncertain at this time of the costs to remediate all of the above listed material weaknesses, however, DSS anticipates the cost to be in the range of $200,000 to $400,000 (including the cost of hiring additional qualified accounting personnel to eliminate segregation of duties issues and using the services of accounting consultants for complex and non-routine transactions if and when they arise). DSS cannot guarantee that the actual costs to remediate these deficiencies will not exceed this amount. If DSS’s internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in DSS’s financial statements and in DSS’s disclosure that could require restatements. Investors may lose confidence in DSS’s reported financial information and in DSS’s disclosure, which could lead to a decline in DSS’s stock price.

DSS’s management, including its Chief Executive Officer and Chief Financial Officer, does not expect that DSS’s internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

As a result, DSS cannot assure you that significant deficiencies or material weaknesses in its internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties DSS encounters in their implementation, could result in significant deficiencies or material weaknesses, cause DSS to fail to timely meet DSS’s periodic reporting obligations, or result in material misstatements in DSS’s financial statements. Any such failure could also materially adversely affect the results of periodic management evaluations regarding disclosure controls and procedures and the effectiveness of DSS’s internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

Post-Merger Risks Related to DSSTM’s Business, which, effective on July 1, 2013, operates as a wholly-owned subsidiary of DSS.

DSSTM’s limited operating history makes it difficult to evaluate its current business and future prospects.

DSSTM is a newly formed development stage company and has generated minimal revenue to date and has incurred expenses which exceed its revenues. DSSTM was incorporated in May 2012 and acquired a portfolio of patents from Thomas Bascom in July 2012, and also invested in VirtualAgility in March 2013 and again in August 2013. Therefore, DSSTM not only has a very limited operating history, but also a very limited track record in executing its business model which includes, among other things, creating, prosecuting, licensing, litigating or otherwise monetizing its patent assets. DSSTM’s limited operating history makes it difficult to evaluate its current business model and future prospects.

In light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development with limited operating history, there is a significant risk that DSSTM will not be able to:

•	implement or execute its current business plan, or show that its business plan is sound; and/or

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•	obtain sufficient funding, long-term, to effectuate its business plan.

If DSSTM cannot execute any one of the foregoing or similar matters relating to its operations, its business may fail.

DSSTM is presently reliant primarily on the patent assets it recently acquired. If DSSTM is unable to license or otherwise monetize such assets and generate revenue and profit through those assets or by other means, there is a significant risk that DSSTM’s business would fail.

In July 2012, DSSTM acquired a portfolio of patent assets from Thomas Bascom that DSSTM plans to license or otherwise monetize. If DSSTM’s efforts to generate revenue from such assets fail, DSSTM will have incurred significant losses and may be unable to acquire additional assets. If this occurs, DSSTM’s business would likely fail.

DSSTM has commenced legal proceedings against five companies, including Facebook, Inc. and LinkedIn Corporation, and DSSTM expects such litigation to be time-consuming and costly, which may adversely affect DSSTM’s financial condition and its ability to operate its business.

To license or otherwise monetize the patent assets DSSTM acquired from Thomas Bascom, DSSTM commenced legal proceedings against five companies, including Facebook, Inc. and LinkedIn Corporation, pursuant to which DSSTM alleges that such companies infringe on one or more of DSSTM’s patents. DSSTM’s viability is highly dependent on the outcome of this litigation, and there is a risk that DSSTM may be unable to achieve the results it desires from such litigation, which failure would harm DSSTM’s business to a great degree. In addition, the defendants in this litigation are much larger than DSSTM and have substantially more resources than DSSTM does, which could make DSSTM’s litigation efforts more difficult.

DSSTM anticipates that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, DSSTM may be forced to litigate against others to enforce or defend DSSTM’s intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which DSSTM is involved may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may have a great impact on the value of the patents and preclude DSSTM’s ability to derive licensing revenue from the patents, or any revenue. Therefore, a negative outcome of any such litigation, or one or more claims contained within any such Litigation, could materially and adversely impact DSSTM’s business. Additionally, DSSTM anticipates that its legal fees and other expenses will be material and will negatively impact DSSTM’s financial condition and results of operations and may result in its inability to continue its business. DSSTM estimates that its legal fees over the next twelve months will be approximately $2,000,000. Expenses thereafter are dependent on the outcome of the litigation; in the event the case is appealed, legal fees over the course of the subsequent twelve months would be approximately $2,000,000. The costs of enforcing DSSTM’s patent rights may exceed its recoveries from such enforcement activities. In addition, the primary law firm being utilized by DSSTM for such litigation would be entitled to a certain percentage of any recoveries from the litigation or licensing of the patents. The inventor of the patents is likewise entitled to a percentage of such recoveries, as is IP Navigation Group, the intellectual property consulting firm engaged by DSSTM in connection with its efforts to acquire and monetize this portfolio of patents. Accordingly, in order for DSSTM to generate a profit from its patent enforcement and monetization activities, the revenues from such enforcement and monetization activities must be high enough to offset both the cash outlays and the contingent fees payable from such revenues. DSSTM’s failure to monetize its patent assets would significantly harm its business.

While DSSTM believes that the patents acquired from Thomas Bascom are infringed by the defendants in the Litigation, there is a risk that a court will find the patents invalid, not infringed or unenforceable and/or that the US Patent and Trademark Office (USPTO) will either invalidate the patents or materially narrow the scope of their claims during the course of a re-examination. In addition, even with a positive trial court verdict, the patent may be invalidated, found not infringed or rendered unenforceable on appeal. This risk may occur either presently in DSSTM’s initial litigation or from time to time in connection with future litigations DSSTM may bring. If this were to occur, it would have a material adverse effect on the viability of its company and its operations.

DSSTM believes that certain social and business networking and other companies infringe on at least four of its patents, but recognizes that obtaining and collecting a judgment against such infringers may be difficult or impossible. Patent litigation is inherently risky and the outcome is uncertain. Some of the parties DSSTM believes infringe on DSSTM’s patents are large and well-financed companies with substantially greater resources than DSSTM. DSSTM believes that these parties will devote a substantial amount of resources in an attempt to avoid or limit a finding that they are liable for infringing DSSTM’s patents or, in the event liability is found, to avoid or limit the amount of associated damages. In addition, there is a risk that these parties may file re-examinations or other proceedings with the USPTO or other government agencies in an attempt to invalidate, narrow the scope or render unenforceable the patents DSSTM acquired from Thomas Bascom. As of the date of this registration statement, DSSTM has settled with two defendants, and is legally precluded from disclosing other developments in the cases.

At this time, DSSTM cannot predict the outcome of such potential litigation or administrative action, and if DSSTM is unsuccessful in its litigation efforts for any reason, the value of the patents acquired from Thomas Bascom, which are DSSTM’s most significant assets, would be significantly reduced and DSSTM’s business, financial condition and results of operations would be significantly harmed.

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Moreover, in connection with any of DSSTM’s present or future patent enforcement actions, it is possible that a defendant may request and/or a court may rule that DSSTM has violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against DSSTM or its operating subsidiaries or award attorneys’ fees and/or expenses to one or more defendants, which could be material, and if DSSTM or its subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm DSSTM’s operating results and its financial position.

In addition, it is difficult in general to predict the outcome of patent enforcement litigation at the trial level. There is a higher rate of appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time-consuming, and the outcomes of such appeals are sometimes unpredictable, resulting in increased costs and reduced or delayed revenue.

Finally, DSSTM believes that the more prevalent patent enforcement actions become, the more difficult it will be for DSSTM to license its patents without engaging in litigation. As a result, DSSTM may need to increase the number of its patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This will adversely affect DSSTM’s operating results due to the high costs of litigation and the uncertainty of the results.

If DSSTM is unsuccessful in its pending litigation or is unable to adequately protect its patent rights, the value of such patents would be significantly reduced and DSSTM’s business would be negatively impacted.

DSSTM believes its patents are valid, enforceable and valuable. Notwithstanding this belief, third parties may make claims of infringement or invalidity claims with respect to DSSTM’s patents and such claims could give rise to material costs for defense or settlement or both, jeopardize or substantially delay a successful outcome of litigation DSSTM is or may become involved in, or otherwise materially and adversely affect its business. At this time, DSSTM cannot predict the outcome of its current pending patent infringement litigation. If DSSTM is unsuccessful in its litigation efforts for any reason or is otherwise unable to protect its patent rights, the value of the patents acquired from Thomas Bascom, which are DSSTM’s most significant assets, would be significantly reduced and DSSTM’s business, financial condition and results of operations would be significantly harmed.

DSSTM may be unable to retain key advisors and legal counsel to represent DSSTM in the current patent infringement Litigation and in future legal proceedings.

The success of DSSTM’s pending legal proceedings and future legal proceedings depends in part upon DSSTM’s ability to retain key advisors and legal counsel to represent DSSTM in such litigation. The retention of such key advisors and legal counsel is likely to be expensive and DSSTM may not be able to retain such key advisors and legal counsel on favorable economic terms. Therefore, DSSTM may be unable to retain key advisors and legal counsel to represent DSSTM in its litigation, which could have a material adverse effect on DSSTM’s business.

The patent infringement cases initiated by DSSTM will likely take longer and be more expensive in the United States District Court in the Northern District of California than if the cases were litigated in the United States District Court for the Eastern District of Virginia.

DSSTM’s wholly-owned subsidiary, Bascom Research LLC, initiated its patent infringement litigation in the United States District Court for the Eastern District of Virginia. It is difficult to predict the length of time it will take to complete such litigation. In December, 2012, the lawsuits were transferred to the United States District Court in the Northern District of California. As of the date of this Registration Statement, DSSTM has settled with two defendants, and is legally precluded from disclosing certain other developments in the cases. As of August 27, 2013, Bascom Research has reached settlements with two defendants in connection with its ongoing litigation in the Northern District of California and the case against Salesforce.com was dismissed. Bascom Research is precluded from releasing the specific terms of its settlements as a result of confidentiality provisions contained in the various settlement agreements. The litigation is still pending against the other defendants (including Facebook, Inc. and LinkedIn Corporation). DSSTM believes that as a result of the transfer to California, the patent infringement litigation may take significantly longer, become more expensive, and possibly adversely impact the financial position of DSSTM moving forward.

DSSTM may seek to internally develop additional new inventions and intellectual property, which would take time and would be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of DSSTM’s investments in such activities.

Members of DSSTM’s management team have significant experience as inventors. As such, part of DSSTM’s business may include the internal development of new inventions and intellectual property that DSSTM will seek to monetize. However, this aspect of DSSTM’s business would likely require significant capital and would take time to achieve. Such activities could also distract DSSTM’s management team from its present business initiatives, which could have a material and adverse effect on DSSTM’s business. There is also the risk that DSSTM’s initiatives in this regard would not yield any viable new inventions or technology, which would lead to a loss of DSSTM’s investments in time and resources in such activities.

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In addition, even if DSSTM is able to internally develop new inventions, in order for those inventions to be viable and to compete effectively, DSSTM would need to develop and maintain, and it would heavily rely on, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property DSSTM may develop principally including the following:

•	patent applications DSSTM may file may not result in issued patents or may take longer than DSSTM expects to result in issued patents;

•	DSSTM may be subject to interference proceedings;

•	DSSTM may be subject to opposition proceedings in the U.S. or foreign countries;

•	any patents that are issued to DSSTM may not provide meaningful protection;

•	DSSTM may not be able to develop additional proprietary technologies that are patentable;

•	other companies may challenge patents issued to DSSTM;

•	other companies may design around technologies DSSTM has developed; and

•	enforcement of DSSTM’s patents would be complex, uncertain and very expensive.

DSSTM cannot be certain that patents will be issued as a result of any future applications, or that any of DSSTM’s patents, once issued, will provide DSSTM with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, DSSTM cannot be certain that it will be the first to make its additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent DSSTM from commercializing DSSTM’s products or require DSSTM to obtain licenses requiring the payment of significant fees or royalties in order to enable DSSTM to conduct its business. As to those patents that DSSTM may license or otherwise monetize, DSSTM’s rights will depend on maintaining its obligations to the licensor under the applicable license agreement, and DSSTM may be unable to do so. DSSTM’s failure to obtain or maintain intellectual property rights for DSSTM’s inventions would lead to the loss of DSSTM’s investments in such activities, which would have a material and adverse effect on DSSTM’s company.

Moreover, patent application delays could cause delays in recognizing revenue from DSSTM’s internally generated patents and could cause DSSTM to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

New legislation, regulations or court rulings related to enforcing patents could harm DSSTM’s business and operating results.

If Congress, the United States Patent and Trademark Office or courts implement new legislation, regulations or rulings that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect DSSTM’s business model. For example, limitations on the ability to bring patent enforcement claims, limitations on potential liability for patent infringement, lower evidentiary standards for invalidating patents, increases in the cost to resolve patent disputes and other similar developments could negatively affect DSSTM’s ability to assert its patent or other intellectual property rights.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act (or the Leahy-Smith Act), was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These changes include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The U.S. Patent and Trademark Office is currently developing regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act will not become effective until one year or 18 months after its enactment. Accordingly, it is too early to tell what, if any, impact the Leahy-Smith Act will have on the operation of DSSTM’s business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of DSSTM’s issued patents, all of which could have a material adverse effect on DSSTM’s business and financial condition.

Further, and in general, it is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become enacted as laws. Compliance with any new or existing laws or regulations could be difficult and expensive, affect the manner in which DSSTM conducts its business and negatively impact DSSTM’s business, prospects, financial condition and results of operations.

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DSSTM’s acquisitions of patent assets may be time consuming, complex and costly, which could adversely affect DSSTM’s operating results.

Acquisitions of patent or other intellectual property assets, which are and will be critical to DSSTM’s business plan, are often time consuming, complex and costly to consummate. DSSTM may utilize many different transaction structures in its acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, DSSTM expects to incur significant operating expenses and will likely be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if DSSTM is able to acquire particular patent assets, there is no guarantee that DSSTM will generate sufficient revenue related to those patent assets to offset the acquisition costs. While DSSTM will seek to conduct confirmatory due diligence on the patent assets DSSTM is considering for acquisition, DSSTM may acquire patent assets from a seller who does not have proper title to those assets. In those cases, DSSTM may be required to spend significant resources to defend DSSTM’s interest in the patent assets and, if DSSTM is not successful, its acquisition may be invalid, in which case DSSTM could lose part or all of its investment in the assets.

DSSTM may also identify patent or other intellectual property assets that cost more than DSSTM is prepared to spend with its own capital resources. DSSTM may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for DSSTM. These higher costs could adversely affect DSSTM’s operating results, and if DSSTM incurs losses, the value of its securities will decline.

In addition, DSSTM may acquire patents and technologies that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which DSSTM’s licensees will adopt its patents and technologies in their products and services. As a result, there can be no assurance as to whether technologies DSSTM acquires or develops will have value that it can monetize.

In certain acquisitions of patent assets, DSSTM may seek to defer payment or finance a portion of the acquisition price. This approach may put DSSTM at a competitive disadvantage and could result in harm to DSSTM’s business.

DSSTM has limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where DSSTM can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, DSSTM might not compete effectively against other companies in the market for acquiring patent assets, many of whom have greater cash resources than DSSTM has. In addition, any failure to satisfy DSSTM’s debt repayment obligations may result in adverse consequences to its operating results.

Any failure to maintain or protect DSSTM’s patent assets or other intellectual property rights could significantly impair its return on investment from such assets and harm DSSTM’s brand, its business and its operating results.

DSSTM’s ability to operate its business and compete in the intellectual property market largely depends on the superiority, uniqueness and value of DSSTM’s acquired patent assets and other intellectual property. To protect DSSTM’s proprietary rights, DSSTM relies on and will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures DSSTM undertakes to protect and maintain its assets will have any measure of success.

Following the acquisition of patent assets, DSSTM will likely be required to spend significant time and resources to maintain the effectiveness of those assets by paying maintenance fees and making filings with the United States Patent and Trademark Office. DSSTM may acquire patent assets, including patent applications, which require DSSTM to spend resources to prosecute the applications with the United States Patent and Trademark Office. Further, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims, or invalidity claims) will be asserted or prosecuted against DSSTM, and such assertions or prosecutions could materially and adversely affect DSSTM’s business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause DSSTM to incur significant costs and could divert resources away from DSSTM’s other activities.

Despite DSSTM’s efforts to protect its intellectual property rights, any of the following or similar occurrences may reduce the value of DSSTM’s intellectual property:

•	DSSTM’s applications for patents, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide DSSTM with any competitive advantages versus potentially infringing parties;

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•	DSSTM’s efforts to protect its intellectual property rights may not be effective in preventing misappropriation of DSSTM’s technology; or

•	DSSTM’s efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those DSSTM acquires and/or prosecutes.

Moreover, DSSTM may not be able to effectively protect its intellectual property rights in certain foreign countries where DSSTM may do business in the future or from which competitors may operate. If DSSTM fails to maintain, defend or prosecute its patent assets properly, the value of those assets would be reduced or eliminated, and DSSTM’s business would be harmed.

DSSTM may not be able to capitalize on potential market opportunities related to its licensing strategy or patent portfolio.

In order to capitalize on its patent portfolio, DSSTM intends to enter into licensing relationships. However, there can be no assurance that DSSTM will be able to capitalize on its patent portfolio or any potential market opportunity in the foreseeable future. DSSTM’s inability to generate licensing revenues associated with potential market opportunities could result from a number of factors, including, but not limited to:

•	DSSTM may not be successful in entering into licensing relationships on commercially acceptable terms; and

•	challenges from third parties as to the validity of DSSTM’s patents underlying DSSTM’s licensing opportunities.

 Weak global economic conditions may cause infringing parties to delay entering into licensing agreements, which could prolong DSSTM’s litigation and adversely affect its financial condition and operating results.

DSSTM’s business plan depends significantly on worldwide economic conditions, and the United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on DSSTM’s assets to enter into licensing or other revenue generating agreements voluntarily. Entering into such agreements is critical to DSSTM’s business plan, and DSSTM’s failure to do so could cause material harm to its business.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

The Selling Stockholders will receive all proceeds from the sale of the shares of our Common Stock offered by the Selling Stockholders in this Prospectus. We will not receive any of the proceeds from the sale of shares of our Common Stock by the Selling Stockholders. We will pay all expenses (other than transfer taxes) of the Selling Stockholders in connection with the sale of the Shares offered by the Selling Stockholders in this Prospectus.

We will receive proceeds from the exercise of the stock options granted under the Plan if and to the extent that any such options are exercised by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

Our Common Stock is traded on the NYSE MKT under the symbol “DSS”. On August 27, 2013, the closing price of our Common Stock was $1.42.

The Selling Stockholders may offer to sell the shares of Common Stock being offered in this Prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

The Selling Stockholders may, from time to time, sell all or a portion of the shares of Common Stock on any market where our Common Stock may be listed or quoted (currently the NYSE MKT), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices.  Consequently, there is no offering price being established for the shares.  See “Plan of Distribution” below for additional information.

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SELLING STOCKHOLDERS

Under our Plan, a total of 6,000,000 shares of Common Stock were reserved for issuance upon the grant and exercise of options to “Employees” (defined under the Plan as any employee of the Company or of an Affiliate, including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate, designated by the Administrator to be eligible under the Plan), directors and/or to non-“Employee” consultants as the Administrator of the Plan shall elect.

2,150,000 of the shares of Common Stock, which are issuable upon exercise of stock options that have been granted under the Plan, to which this reoffer prospectus relates are being registered for reoffers and resales by the Selling Stockholders who are our officers, directors, significant stockholders and may be deemed to be our “affiliates,” as defined in Rule 405 of the Securities Act, who may acquire such shares upon exercise of options granted under the Plan. We do not know whether any of such individuals will be granted additional options under the Plan, whether any of such Selling Stockholders will use this prospectus in connection with the offer or sale of any shares of Common Stock, or, if this prospectus is so used, how many shares of Common Stock will be offered or sold.  The selling stockholders may resell all, a portion, or none of the shares that they may acquire pursuant to the Plan.

The number of shares presented as owned in this table assumes that all options are fully vested and exercised, and that all shares offered are sold.

All expenses incurred with respect to the registration of the Common Stock will be bared by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of Common Stock beneficially owned by the Selling Stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this Prospectus. All information contained in the table below is based upon information provided to us by the Selling Stockholders and we have not independently verified this information. The Selling Stockholders are not making any representation that any shares covered by this Prospectus will be offered for sale. The Selling Stockholders may from time to time offer and sell pursuant to this Prospectus any or all of the Common Stock being registered.

Except as indicated below in the notes to the tables below, none of the Selling Stockholders held any position or office with us, nor are any of the Selling Stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of Common Stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no Selling Stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with the Securities and Exchange Commission rules, and includes investment power with respect to shares and shares owned pursuant to warrants or options exercisable within 60 days. The number of shares presented as owned in the tables assumes that all warrants and options are fully exercised, and the "Number of Shares Beneficially Owned after the Offering” columns assume the sale of all shares offered.

The percentages of shares beneficially owned are based on 48,678,006 shares of our Common Stock issued and outstanding as of August 27, 2013, and is calculated by dividing the number of shares that person beneficially owns by the sum of (a) the total number of shares outstanding on August 27, 2013, plus (b) the number of shares such person has the right to acquire within 60 days of August 27, 2013.

We may require the Selling Stockholders to suspend the sales of the securities offered by this Prospectus upon the occurrence of any event that makes any statement in this Prospectus or the related Registration Statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading. The address of each Selling Stockholders listed below is c/o Document Security Systems, Inc., First Federal Plaza, 28 East Main Street, Suite 1525, Rochester, New York 14614, USA.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Being Offered Hereby	Number of Shares to be Beneficially Owned Upon Completion of the Offering (21)	Percentage of Shares to be Beneficially Owned Upon Completion of the Offering (21)
Jeffrey Ronaldi (1)	296,443(2)	1,000,000(15)	88,110	*
Peter Hardigan (3)	331,135(4)	1,000,000(16)	122,802	*
Philip Jones (5)	203,333(6)	0	203,333	*
Robert B. Bzdick (7)	698,770(8)	0	698,770	1.4%
David Klein (9)	28,333(10)	30,000	18,333	*
Ira A. Greenstein (11)	63,333(12)	30,000	53,333	*
Robert B. Fagenson (13)	1,059,500(14)	30,000	1,049,500	2.2%
Jonathon Perrelli (17)	10,000(18)	30,000	0	*
Warren Hurwitz (19)	10,000(20)	30,000	0	*
All executive officers and directors as a group (9 persons)	2,700,847	2,150,000	2,234,181	4.5%

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* less than one percent of common stock outstanding

(1)	Mr. Ronaldi is currently the Company’s Chief Executive Officer and serves as a director of the Company.

(2)	Includes 74,708 shares of the Company’s common stock, 208,333 shares of the Company’s common stock issuable upon exercise of stock options within 60 days of August 27, 2013, and 13,402 shares of the Company’s common stock issuable upon exercise of warrants with an exercise price of $4.80. Does not include 791,667 options that will not vest within 60 days of August 27, 2013, which options are discussed below in footnote number 15.

(3)	Mr. Hardigan is currently the Company’s Chief Operating Officer and serves as a director of the Company

(4)	Includes 104,123 shares of the Company’s common stock, 208,333 shares of the Company’s common stock issuable upon exercise of stock options within 60 days of August 27, 2013, and 18,679 shares of the Company’s common stock issuable upon exercise of warrants with an exercise price of $4.80. Does not include 791,667 options that will not vest within 60 days of August 27, 2013, which options are discussed below in footnote number 16.

(5)	Mr. Jones is currently the Company’s Chief Financial Officer.

(6)	Includes 203,333 shares of the Company’s common stock issuable upon the exercise of options within 60 days of August 27, 2013.

(7)	Mr. Bzdick is currently the Company’s President and serves as a director of the Company.

(8)	Includes 515,437 shares of the Company’s common stock, and 183,333 shares of the Company’s common stock issuable upon the exercise of stock options within 60 days of August 27, 2013.

(9)	Mr. Klein currently serves as a director of the Company.

(10)	Includes 18,333 shares of the Company’s common stock issuable upon the exercise of stock options within 60 days of August 27, 2013. Also includes 10,000 of the 30,000 shares of the Company common stock issuable upon exercise of stock options which shall be granted simultaneously with the filing of this registration statement which shall vest 1/3 on the date of grant, 1/3 twelve-months following the date of grant, and 1/3 twenty-four months following the date of grant.

(11)	Mr. Greenstein currently serves as a director of the Company.

(12)	Includes 53,333 shares of the Company’s common stock issuable upon exercise of stock options exercisable within 60 days of August 27, 2013. Also includes 10,000 of the 30,000 shares of the Company common stock issuable upon exercise of stock options which shall be granted simultaneously with the filing of this registration statement which shall vest 1/3 on the date of grant, 1/3 twelve-months following the date of grant, and 1/3 twenty-four months following the date of grant.

(13)	Mr. Fagenson currently serves as the Chairman of the Board of Directors of the Company.

(14)	Includes 809,500 shares of the Company’s common stock, 40,000 shares of the Company’s common stock issuable upon the exercise of currently exercisable stock options, 100,000 shares of the Company’s common stock held by Mr. Fagenson’s wife, and an aggregate of 100,000 shares of the Company’s common stock held in trusts for Mr. Fagenson’s two adult children, of which Mr. Fagenson is trustee. Mr. Fagenson disclaims beneficial ownership of the 100,000 shares of the Company’s common stock held by his wife and the 100,000 shares of the Company’s common stock held in trusts for Mr. Fagenson’s two adult children. Also includes 10,000 of the 30,000 shares of the Company common stock issuable upon exercise of stock options which shall be granted simultaneously with the filing of this registration statement which shall vest 1/3 on the date of grant, 1/3 twelve-months following the date of grant, and 1/3 twenty-four months following the date of grant.

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(15)

One half of these options shall vest in 12 equal quarterly tranches, with the first tranches having vested as of November 15, 2012, February 15, 2013, and May 15, 2013 and the remaining tranches vesting on each of August 15, November 15, February 15 and May 15 thereafter through August 15, 2015. Following the completion of the Merger on July 1, 2013, the remaining one half of these options shall vest in 12 equal tranches, with a tranche to vest on the last day of each calendar quarter commencing on September 30, 2013.

(16)	One half of these options shall vest in 12 equal quarterly tranches, with the first tranches having vested as of November 15, 2012, February 15, 2013, and May 15, 2013 and the remaining tranches vesting on each of August 15, November 15, February 15 and May 15 thereafter through August 15, 2015. Following the completion of the Merger on July 1, 2013, the remaining one half of these options shall vest in 12 equal tranches, with a tranche to vest on the last day of each calendar quarter commencing on September 30, 2013.

(17)	Mr. Perrelli currently serves as a director of the Company.

(18)	Includes 10,000 of the 30,000 shares of the Company common stock issuable upon exercise of stock options which shall be granted simultaneously with the filing of this registration statement which shall vest 1/3 on the date of grant, 1/3 twelve-months following the date of grant, and 1/3 twenty-four months following the date of grant.

(19)	Mr. Hurwitz currently serves as a director of the Company.

(20)	Includes 10,000 of the 30,000 shares of the Company common stock issuable upon exercise of stock options which shall be granted simultaneously with the filing of this registration statement which shall vest 1/3 on the date of grant, 1/3 twelve-months following the date of grant, and 1/3 twenty-four months following the date of grant.

(21)	Assumes the exercise of all options and sale of all shares registered pursuant to this reoffer prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell all or a portion of the shares of Common Stock on any market where our Common Stock may be listed or quoted (currently the NYSE MKT), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of Common Stock being offered for resale by this Prospectus may be sold by the Selling Stockholders by one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders. In addition, the Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholder under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholder under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Stockholders.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Stockholder. We will file a supplement to this prospectus if a Selling Stockholder enters into a material arrangement with a broker-dealer for sale of common stock being registered. If the Selling Stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the Selling Stockholders to pay these expenses. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. We will not receive any proceeds from the resale of any of the shares of our common stock by the Selling Stockholders.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Stockholders. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.02, (48,678,006 of which are issued and outstanding as of August 27, 2013). Our common stock may be issued from time to time without prior approval by our stockholders. Our common stock may be issued for such consideration as may be fixed from time to time by our board of directors. Our board of directors may issue such shares of our preferred stock and/or common stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

Common Stock

The Company, a New York corporation, is authorized to issue 200,000,000 shares of common stock, $0.02 par value. The holders of common stock: (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Company’s Board of Directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of common stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of common stock, on all matters which stockholders may vote on at all meetings of stockholders; and (v) the holders of common stock have no conversion, preemptive or other subscription rights.  There is no cumulative voting for the election of directors.  As of August 27, 2013, there were 48,678,006 shares of common stock outstanding.  Each holder of our common stock is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders.

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LEGAL REPRESENTATION

The validity of the issuance of the Common Stock offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, at 61 Broadway, 32nd Fl., New York, New York 10006.

EXPERTS

The consolidated financial statements of Document Security Services, Inc. as of and for the years ended December 31, 2012 and 2011, have been incorporated by reference in this prospectus and elsewhere in the Registration Statement in reliance upon the report of FREED MAXICK CPAs, P.C., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

INTERESTS OF NAMES EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

 DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents are incorporated by reference into this document:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 6, 2013;
•	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 filed with the SEC on April 26, 2013;

•

Our Current Reports on Form 8-K or 8-K/A, filed with the SEC on:

• January 22, 2013;

• March 6, 2013;

• March 15, 2013;

• April 16, 2013;

• April 30, 2013;

• May 1, 2013;

• May 15, 2013;

• May 28, 2013;

• June 21, 2013;

• July 1, 2013;

• July 25, 2013; and

• August 13, 2013

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed with the SEC on May 15, 2013;
•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed with the SEC on August 13, 2013;
•	The description of our Common Stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on April 19, 2004, including any amendments or reports filed for the purpose of updating such description.

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We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus. Requests should be directed to our General Counsel.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In addition, all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Jeffrey D’Angelo, VP and General Counsel

Document Security Systems, Inc.

First Federal Plaza, Suite 1525

28 East Main Street

Rochester, NY 14614

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission under the Securities Act of 1933 a Registration Statement on Form S-8, of which this Prospectus forms a part, with respect to the shares being offered in this offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The omitted information may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings (CIK No. 0000771999) are available to the public over the Internet at the SEC’s web site at www.sec.gov, at our web site at http://www.dsssecure.com/. You may also read and copy any document we file at the SEC’s Public Reference Room.  Copies of such material can be obtained from the Public Reference Room at prescribed rates.

Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each statement made in this Prospectus relating to such documents being qualified in all respect by such reference. For further information with respect to us and the securities being offered hereby, reference is hereby made to the Registration Statement, including the exhibits thereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$1,182.59
Transfer Agent and Miscellaneous Fees	$500.00	*
Accounting fees and expenses	$2,500	*
Legal fees and expense	$4,500	*
Total	$8,682.59	*

* Estimate

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Articles of Incorporation and Bylaws

Under the provisions of the certificate of incorporation and by-laws of the registrant, as amended, as of the date of this Registration Statement, each person who is or was a director, officer or employee of registrant shall be indemnified by the registrant to the full extent permitted or authorized by the Business Corporation Law of the State of New York, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless the Corporation has given its prior consent to such settlement or other disposition.

Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the registrant, such person shall be indemnified against expenses (including attorneys’ fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (a) expenses (including attorneys’ fees) and (b) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action, had no reasonable cause to believe such person’s conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorney’s fees) incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant.

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Exhibits.

Exhibit Number	Exhibit
4.1*	Document Security Systems, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan.
5.1**	Opinion of Sichenzia Ross Friedman Ference LLP.
23.1**	Consent of FREED MAXICK CPAs, P.C., Independent Registered Public Accounting Firm.
23.2**	Consent of Sichenzia Ross Friedman Ference LLP (incorporated by reference to Exhibit 5.1).

*Previously included in the Registrant’s Registration Statement on Form S-4/A filed with the SEC on May 7, 2013.

**Filed herewith.

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UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

	(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, on August 28, 2013.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Jeffrey Ronaldi
Name: Jeffrey Ronaldi
Title: Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Philip Jones
Name: Philip Jones
Title: Chief Financial Officer
(Principal Financial Officer)
(Principal Accounting Officer)

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY OR ON BEHALF OF THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Signature	Title	Date

/s/ Jeffrey Ronaldi	Chief Executive Officer, Principal Executive	August 28, 2013
Jeffrey Ronaldi	Officer and Director

/s/ Peter Hardigan	Chief Operating Officer and Director	August 28, 2013
Peter Hardigan

/s/ Philip Jones	Chief Financial Officer, Principal Financial	August 28, 2013
Philip Jones	Officer and Principal Accounting Officer

/s/ Robert B. Bzdick	President and Director	August 28, 2013
Robert B. Bzdick

/s/ Warren Hurwitz	Director	August 28, 2013
Warren Hurwitz

/s/ David Klein	Director	August 28, 2013
David Klein

/s/ Ira A. Greenstein	Director	August 28, 2013
Ira A. Greenstein

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INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1*	Document Security Systems, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan.
5.1**	Opinion of Sichenzia Ross Friedman Ference LLP.
23.1**	Consent of FREED MAXICK CPAs, P.C., Independent Registered Public Accounting Firm.
23.2**	Consent of Sichenzia Ross Friedman Ference LLP (incorporated by reference to Exhibit 5.1).

*Previously included in the Registrant’s Registration Statement on Form S-4/A filed with the SEC on May 7, 2013.

** Filed herewith.

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